Exhibit 11 - Statement re: Computation of Per Share Earnings

COMPUTATION OF PER SHARE EARNINGS

Based on the number of share outstanding for the seven months ended January 31, 2006, the following represents the loss per share for the period:

Total number of shares issued and outstanding - January 31, 2006                  5,049,000 shares

Average number of shares outstanding for the period                  23,484 shares

Loss for the seven months ended January 31, 2006                   $ 12,795

Net loss per share for the period                     $ 0.54

There have been no shares issued since January 31, 2006.